BERKSHIRE HILLS BANCORP, INC., REPORTS FOURTH QUARTER AND YEAR END 2002 EARNINGS, DECLARATION OF DIVIDEND AND ANNUAL MEETING


PITTSFIELD, MA - January 22, 2003 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), reported a net loss of $4.3 million for the fourth quarter of 2002 compared to net income of $1.7 million for the same quarter of 2001. For the year ended December 31, 2002, net income totaled $1.8 million as compared to $8.9 million for the year ended December 31, 2001. Year end and fourth quarter earnings were lower primarily due to charges from the restructuring of the Company's senior management and the reorganizing of its long-term business strategies.

Earnings(loss) per share for the quarter ended December 31, 2002 was ($0.80), compared to basic and diluted earnings per share of $0.30 and $0.28, respectively, for the fourth quarter of 2001. For the year ended December 31, 2002, basic and diluted earnings per share equaled $0.33 and $0.30 respectively, compared to $1.42 and $1.35 for the year ended December 31, 2001. The Company's book value per share at December 31, 2002, September 30, 2002, and December 31, 2001 was $19.66, $21.75, and $21.68, respectively.

Dividend Declared

Berkshire Hills also reported that the Board of Directors declared a quarterly cash dividend of $0.12 per share payable on February 21, 2003 to stockholders of record at the close of business on February 6, 2003.

Annual Meeting

Berkshire Hills Bancorp, Inc., announced today that its 2003 Annual Meeting of Stockholders will be held on May 1, 2003 at the Crowne Plaza Hotel, One West Street, Pittsfield, MA at 10:00 a.m. The voting record date has been set as March 13, 2003. The Company intends to distribute proxy solicitation materials on or about March 27, 2003.

Fourth Quarter Events

In the fourth quarter of 2002, the Company restructured its management team which resulted in approximately $6.6 million of charges, consisting of the payment to or accrual of severance payments for three executive officers and one senior vice president under existing contractual obligations. Additionally, seven directors retired from the Boards of the Company and the Bank and, as a result, the Company incurred a $300,000 charge in the fourth quarter to fund retirement plan benefits.

In December, the Company accelerated its efforts to exit the sub-prime indirect automobile loan business by selling $69.7 million of such loans which resulted in charges of $11.2 million. The Company intends to remain active in the indirect automobile business, but not the sub-prime segment of the market.

As part of the revised long-term business strategy, the Company restructured its investment portfolio placing less emphasis on equity securities. Equities totaling $18.8 million were sold in December resulting in a gain of $14.8 million. Excluding Federal Home Loan Bank (FHLB) and Savings Bank Life Insurance
(SBLI) stock, equities comprised 9% of the investment portfolio at December 31, 2002.

As part of its revised policy and procedures for reviewing and estimating writedowns of repossessed assets, the Company recognized a charge of $1.8 million of which $1.3 million was the result of writing down the values of repossessed automobiles and $500,000 was related to the writedown of one foreclosed property. The Company also increased its allowance for loan losses by $1.5 million to reflect a lower estimate for recoverability of the Bank's remaining sub-prime indirect automobile loans.

Management also decided to prepay several higher-rate FHLB borrowings and replace them with lower rate, shorter-term FHLB borrowings in December. FHLB borrowings totaling $21.2 million with a weighted average maturity of approximately 26 months and a weighted average interest rate of approximately 5.56% were replaced by $20.0 million of new FHLB borrowings with a weighted average maturity of nine months at a weighted average cost of 1.53%. The Company incurred a prepayment penalty of $1.1 million in the fourth quarter of 2002 to do so.

In total, net charges taken in the fourth quarter of 2002 relating to the restructuring of the Company's senior management team and the reorganizing of the Company's long-term business strategy amounted to $8.3 million.

Financial Condition

Total assets at December 31, 2002 were $1.05 billion compared to $1.03 billion at December 31, 2001, an increase of $14.9 million. Total loans decreased $79.9 million to $723.0 million at December 31, 2002 from $803.0 million at December 31, 2001. Consumer loans declined $112.0 million during 2002 as the Company accelerated its efforts to exit the sub-prime indirect automobile loan business and discontinued the origination of sub-prime automobile loans. The total amount of sub-prime indirect automobile loans remaining on the Company's books at December 31, 2002 was $13.4 million. In addition, commercial land development and construction loans declined $8.3 million as completed projects converted to permanent financing. Partially offsetting these decreases were commercial real estate loans which increased $34.7 million and residential one-to four-family loans which increased $5.6 million reflecting a strong local real estate loan market and the low interest rate environment. Securities, including FHLB and SBLI stock, rose $80.1 million to $226.9 million at December 31, 2002 from $146.8 at December 31, 2001, as loan and equity sales proceeds were invested in bonds, primarily CMO's and callable agency notes. In addition, short-term investment securities rose $23.9 million to $43.4 million at December 31, 2002, from $19.5 million at December 31, 2001.

Foreclosed real estate totaled $1.5 million at December 31, 2002 versus zero at December 31, 2001, as the Company took possession of one commercial property in the first quarter of 2002 and wrote down the property by $500,000 in the fourth quarter. On December 31, 2002, the

Company signed a contract to sell this property at its estimated realizable value in the first quarter of 2003. The allowance for loan losses totaled $10.3 million, or 1.43% of total loans at December 31, 2002 versus $11.0 million, or 1.37% of total loans at December 31, 2001.

Deposits increased $39.6 million to $782.4 million at December 31, 2002 from $742.7 at December 31, 2001. Deposit growth has been strong in all deposit categories since December 31, 2001. Certificates of deposit and savings accounts increased $19.9 million from December 31, 2001 and demand deposit accounts increased $4.4 million. Money market and NOW accounts increased $15.4 million. FHLB borrowings decreased $1.0 million to $133.0 million at December 31, 2002 from $134.0 million at December 31, 2001.

During the fourth quarter of 2002, the Company continued its fifth 5% stock repurchase program purchasing 3,300 shares at a cost of $77,000. The Company repurchased 314,913 shares at a cost of $7.0 million in 2002. Stockholders' equity declined to $120.2 million at December 31, 2002 from $139.3 at December 31, 2001 due primarily to the stock repurchases, a $13.3 million decrease in accumulated other comprehensive income resulting from this year's restructuring of the investment portfolio, and $2.8 million of dividends paid to shareholders.

Results of Operations

The Company recorded a net loss of $4.3 million in the fourth quarter of 2002 compared to net income of $1.7 million for the same quarter last year primarily due to $8.3 million of charges related to the restructuring of senior management and the reorganizing of the Company's long-term business strategies.

Interest and dividend income totaled $14.5 million for the three months ended December 31, 2002 versus $18.3 million for the three months ended December 31, 2001. This decrease is primarily due to lower loan interest which declined by $3.8 million to $12.6 million for the fourth quarter of 2002 from $16.5 million for the same quarter last year as a result of lower balances and yields on the Company's loan portfolio. The decrease also reflects the forfeiture of accrued interest of $492,000 related to the sale of sub-prime automobile loans. Interest expense was $5.5 million for the fourth quarter of 2002, a decrease of $1.7 million from $7.2 million for the fourth quarter last year. Higher balances in the Company's deposit accounts were more than offset by lower rates paid on all interest-bearing liabilities.

The provision for loan losses for the fourth quarter of 2002 totaled $2.3 million compared to $4.6 million for the same period in 2001, a decrease of $2.2 million. The provision for 2002 includes $1.5 million attributable to management's assessment of its remaining sub-prime indirect automobile loans. The decrease in the provision in 2002 primarily resulted from management's assessment of the decline in consumer loan charge-offs which, net of recoveries, totaled $2.7 million in the quarter as compared to $4.4 million in the same quarter last year. The higher provision for the fourth quarter of 2001 reflects the adoption of a more aggressive policy regarding the charge-off of automobile loans whereby all automobile loans that were 120 days or more past due, except for customers who are in bankruptcy proceedings, were charged off. Net interest income after the provision for loan losses equaled $6.7 million for the last quarter of 2002 compared to $6.5 million for the last quarter of 2001.

Noninterest income dropped $871,000 to $4.3 million for the fourth quarter of 2002 from $5.2 million for the fourth quarter of 2001. The fourth quarter of 2002 reflects a $14.8 million gain on the sale of equity securities which was offset, in part, by $13.4 million of charges related to the sale of sub-prime indirect automobile loans, the writedown of one security, the writedown of repossessed automobiles and the prepayment penalty on the FHLB advances. Higher noninterest income in the fourth quarter of 2001 reflects a $2.2 million gain on the curtailment of the Company's defined benefit pension plan.

Operating expenses totaled $17.9 million for the three months ended December 31, 2002 compared to $9.2 million for the three months ended December 31, 2001. Salaries and benefits expense equaled $12.2 million for the fourth quarter of 2002 versus $4.9 million for the fourth quarter of 2001. Included in the 2002 fourth quarter figure is $6.9 million of severance and retirement expenses. Foreclosed real estate and other loan expenses increased $1.0 million to $1.4 million this year as the Company wrote down one manufacturing property.

For the year ended December 31, 2002, net income totaled $1.8 million, a decrease of $7.1 million from $8.9 million for the year ended December 31, 2001. Similar to the fourth quarter of 2002, year end earnings were adversely impacted by the same restructuring events.

Net interest income totaled $40.7 million for 2002, a decline of $1.5 million from 2001. Interest and dividend income declined $11.7 million to $64.1 million for 2002 from last year as a significant number of customers refinanced higher rate loans and excess cash flows from prepaid or maturing loans were reinvested in lower yielding securities. The results for 2002 also reflect the forfeiture of accrued interest receivable of $492,000 related to the sub-prime automobile loan sale. Interest expense dropped $10.1 million to $23.4 million for 2002 from $33.6 million for 2001 as the Company paid lower rates on all deposit accounts and borrowings from the FHLB.

The provision for loan losses totaled $6.2 million for the year ended December 31, 2002, as compared to $7.2 million for last year. The decrease of $1.0 million in the provision from last year primarily reflects management's assessment of the lower balances of sub-prime automobile loans which typically bear higher risk compared to other loans. Net interest income, after the provision for loan losses, totaled $34.5 million for the twelve months ended December 31, 2002, a decrease of $541,000 from 2001.

Noninterest income increased $2.1 million to $13.4 million for the year ended December 31, 2002 from $11.4 million for the year ended December 31, 2001 as the net effects of the fourth quarter events in 2002 increased noninterest income by $1.4 million. The figure for 2001 was aided by a one-time gain of $2.2 million on the curtailment of the Company's defined benefit pension plan. The increase in 2002 was aided by the recording of a full year's worth of fees earned from the operations of EastPoint Technologies, LLC versus only six months last year.

For the year ended December 31, 2002 operating expenses equaled $45.8 million, an increase of $12.6 million over last year's $33.2 million. Significant portions of this increase were due to the $6.9 million of charges related to management severance and board retirement expenses and the $500,000 writedown of a foreclosed commercial property. In addition, operating expenses increased due to the recognition of a full year's worth of expenses of EastPoint versus only six months last year.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to customers.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, the price of loans or other assets sold by the Bank in the future, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government; changes in the quality or composition of the loan and investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.

Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements, to reflect events or circumstances that occur after the date on which such statements were made.

MEDIA AND INVESTOR CONTACT:
MICHAEL P. DALY
413-236-3194

                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                           UNAUDITED
                                                                                          DECEMBER 31,              DECEMBER 31,
                                                                                             2002                       2001
                                                                                             ----                       ----
                                                                                                        IN THOUSANDS


ASSETS
------
     Cash and due from banks                                                                 $ 17,258                $ 22,652
     Short term investments                                                                    43,397                  19,471
                                                                                              -------                  ------
          Total cash and cash equivalents                                                      60,655                  42,123
     Securities available for sale, at fair value                                             173,169                 104,446
     Securities held to maturity, at amortized cost                                            44,267                  33,263
     Federal Home Loan Bank stock, at cost                                                      7,440                   7,027
     Savings Bank Life Insurance stock, at cost                                                 2,043                   2,043
     Loans                                                                                    723,022                 800,414
     Loans held for sale, at lower of cost or fair value                                            -                   2,540
     Allowance for loan losses                                                                (10,308)                (11,034)
                                                                                              --------                --------
               Net loans                                                                      712,714                 791,920
     Premises and equipment, net                                                               13,267                  14,213
     Foreclosed real estate                                                                     1,500                       -
     Accrued interest receivable                                                                5,125                   5,873
     Goodwill and other intangibles                                                             9,938                  10,592
     Net deferred tax asset                                                                     2,185                       -
     Other assets                                                                              13,315                  19,201
                                                                                               ------                 ------
               TOTAL ASSETS                                                               $ 1,045,618             $ 1,030,701
                                                                                          ===========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
     Deposits                                                                               $ 782,360               $ 742,729
     Federal Home Loan Bank advances                                                          133,002                 133,964
     Securities sold under agreements to repurchase                                               700                   1,890
     Net deferred tax liability                                                                     -                   4,573
     Loan sold with recourse                                                                    1,201                       -
     Accrued expenses and other liabilities                                                     5,677                   5,099
                                                                                                -----                   -----
          Total Liabilities                                                                   922,940                 888,255
                                                                                              -------                 -------
     Minority Interests                                                                         2,438                   3,123
     Stockholders' Equity:
         Preferred stock  ($.01 par value;  1,000,000 shares
           authorized; none issued or outstanding)                                                  -                       -
         Common stock  ( $.01 par value: 26,000,000 shares
           authorized; shares issued:  7,673,761 at December 31, 2002 and December 31, 2001; shares outstanding: 6,117,134
          at December 31, 2002 and 6,425,140 at December 31, 2001)                                 77                      77
         Additional paid-in capital                                                            74,632                  74,146
         Unearned compensation                                                                 (9,535)                (11,101)
         Retained earnings                                                                     79,682                  80,657
         Accumulated other comprehensive income                                                 5,542                  18,836
         Treasury stock, at cost (1,556,627  shares at December 31, 2002
          and 1,248,621 shares at December 31, 2001)                                          (30,158)                (23,292)
                                                                                              --------                --------
            Total stockholders' equity                                                        120,240                 139,323
                                                                                              -------                 -------

     TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                             $ 1,045,618             $ 1,030,701
                                                                                          ===========             ===========


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES

                            SUPPLEMENTAL INFORMATION



                                                                      UNAUDITED
                                                                  DECEMBER 31, 2002               DECEMBER 31, 2001
                                                                  -----------------               -----------------

                                                                                   Percent                          Percent
                                                                   Balance         of Total           Balance       of Total
                                                                                   Dollars in Thousands

LOAN ANALYSIS
-------------
Real estate loans
    Residential  1-4 family                                         $235,020        32.50%           $229,432        28.57%
    Residential land development and construction                      6,576         0.91%              3,585         0.45%
    Commercial  one-to four-family                                    11,932         1.65%             11,517         1.43%
    Commercial real estate                                           119,198        16.49%             84,538        10.53%
    Commercial land development and construction                      11,051         1.53%             19,351         2.41%
    Multi-family                                                      14,920         2.06%             13,183         1.64%
                                                                    --------                         --------
         Total real estate loans                                     398,697        55.14%            361,606        45.03%

Commercial loans                                                     165,274        22.86%            170,305        21.21%

Consumer loans
    Automobile                                                       105,047        14.53%            216,026        26.90%
    Home Equity Loans                                                 40,713         5.63%             34,439         4.30%
    Other                                                             13,291         1.84%             20,578         2.56%
                                                                    --------                         --------
         Total consumer loans                                        159,051        22.00%            271,043        33.76%
                                                                    --------                         --------

Total loans                                                          723,022                          802,954
Less:  Allowance for loan losses                                     (10,308)        1.43%            (11,034)        1.37%
                                                                    --------                         --------
    Loans, net                                                      $712,714                         $791,920
                                                                    ========                         ========


                                                                                  Percent                          Percent
                                                                     Balance      of Total            Balance      of Total
                                                                                   Dollars in Thousands

DEPOSIT ANALYSIS
----------------
Demand Deposits                                                     $ 87,149        11.14%            $82,758        11.14%
NOW Accounts                                                          92,245        11.79%             80,970        10.90%
4Savings Accounts                                                    158,468        20.26%            151,565        20.41%
Money Market Accounts                                                114,309        14.61%            110,199        14.84%
Certificates of Deposits                                             330,189        42.20%            317,237        42.71%
                                                                    --------                         --------
    Total Deposits                                                  $782,360                         $742,729
                                                                    ========                         ========


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME



                                                                        Unaudited                              Unaudited
                                                                     Three Months Ended                   Twelve Months Ended
                                                                       December 30,                           December 30,
                                                                ------------------------------    ---------------------------------
                                                                  2002                2001                2002              2001
                                                                                (In thousands, except per share amounts)

INTEREST AND DIVIDEND  INCOME
     Bond interest                                              $  1,467                1,358           $   5,407       $   5,608
     Stock dividends                                                 324                  341               1,355           1,484
     Short term investment interest                                  130                  141                 456             413
     Loan interest                                                12,628               16,460              56,910          68,291
                                                                --------            ---------           ---------       ---------
TOTAL  INTEREST  AND DIVIDEND INCOME                              14,549               18,300              64,128          75,796
                                                                --------            ---------           ---------       ---------
INTEREST  EXPENSE
     Interest on deposits                                          4,221               5,686              17,777           26,685
     Interest on FHLB advances and securities sold
     under agreements to repurchase                                1,326               1,547               5,651            6,875
                                                                --------           ---------            --------        ---------
TOTAL  INTEREST  EXPENSE                                           5,547               7,233              23,428           33,560
                                                                --------           ---------            --------        ---------
NET  INTEREST  INCOME                                              9,002              11,067              40,700           42,236
 PROVISION FOR LOAN LOSSES                                         2,305               4,550               6,180            7,175
                                                                --------           ---------            --------        ---------
NET  INTEREST  INCOME, AFTER PROVISION                             6,697               6,517              34,520           35,061
    FOR LOAN LOSSES
NONINTEREST INCOME
     Customer service fees                                           567                 453               2,233            1,810
     Trust department fees                                           431                 479               1,796            1,782
     Loan fees                                                        46                 109                 440              595
     Gain  on  sale of securities, net                            14,833                   2              15,143              268
     Loss on impairment of securities                               (326)                  -                (673)               -
     Loss on  sale of loans, net                                 (10,702)                  -             (10,702)               -
     Loss on impairment of other assets                           (1,262)                  -              (1,262)               -
     Penalty on prepayment of FHLB borrowings                     (1,067)                  -              (1,067)               -
     License maintenance & processing fees                         1,111               1,094               4,379            2,100
     License sales & other fees                                      628                 754               2,612            2,144
     Gain on curtailment of defined benefit pension plan               -               2,173                   -            2,173
     Other income                                                     69                 135                 519              490
                                                                --------           ---------            --------        ---------
        TOTAL  NONINTEREST  INCOME                                 4,328               5,199              13,418           11,362
                                                                --------           ---------            --------        ---------
OPERATING EXPENSES
     Salaries & benefits                                          12,227               4,925              28,488           17,590
     Occupancy & equipment                                         1,356               1,357               5,288            4,689
     Marketing & advertising                                         259                 220                 648              629
     Data processing                                                 264                 201                 758            1,065
     Professional services                                           442                 455               1,384            1,314
     Office supplies                                                 238                 217                 769              899
     Foreclosed real estate and other loans, net                   1,429                 398               3,250            2,238
     Amortization of other intangibles                               175                 382                 700              827
     Minority interests                                             (385)               (148)               (685)            (119)
     Other expenses                                                1,864               1,152               5,207            4,031
                                                                --------           ---------            --------        ---------
        TOTAL  OPERATING  EXPENSES                                17,869               9,159              45,807           33,163
                                                                --------           ---------            --------        ---------
INCOME (LOSS) BEFORE TAXES                                        (6,844)              2,557               2,131           13,260
     Provision (Benefit) for income taxes                         (2,555)                838                 362            4,349
                                                                ---------          ---------            --------        ---------
NET  INCOME  (LOSS)                                             $ (4,289)          $   1,719            $  1,769        $   8,911
                                                                =========          =========            ========        =========
Earnings (Loss) per share:
     Basic                                                      $  (0.80)          $     0.30           $   0.33        $    1.42
     Diluted                                                    $  (0.80)          $     0.28           $   0.30        $    1.35
Weighted average shares outstanding:
     Basic                                                         5,370                5,763              5,435            6,264
     Diluted                                                       5,370                6,157              5,881            6,604


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL RATIOS


                                                                                Unaudited                         Unaudited
                                                                              At or for the                      At or for the
                                                                             Three Months Ended                Twelve Months Ended
                                                                                 December 31                       December 31
                                                                            2002           2001                2002           2001
                                                                            ----           ----                ----           ----
                                                                           DOLLARS IN THOUSANDS               DOLLARS IN THOUSANDS
Performance Ratios (1):
    Return (Loss) on average assets                                        -1.60%          0.67%               0.17%          0.86%
    Return (Loss) on average equity                                       -13.13%          4.87%               1.30%          5.74%
    Net interest margin  as  % of average earning assets                    3.11%          4.57%               4.12%          4.35%
    Non-interest income to average earning assets                           2.12%          2.15%               1.36%          1.17%
    Non-interest expense to average earning assets                          7.01%          3.78%               4.64%          3.41%

Asset Quality Ratios  (2):
    Average earning assets to average assets                               94.88%         93.78%              93.92%         93.80%
    Net charged-off loans to total loans                                    0.55%          0.54%               0.96%          0.79%
    Non-performing loans to total loans                                     0.52%          0.34%               0.52%          0.34%
    Non-performing assets to total assets                                  39.36%          0.26%              39.36%          0.26%
    Allowance for loan losses to non-performing loans                     275.54%        408.36%             275.54%        408.36%
    Allowance for loan losses to total loans                                1.43%          1.37%               1.43%          1.37%

Capital ratios  (2):
    Stockholders' equity to total assets                                  -25.08%         13.50%             -25.08%         13.50%
    Tier I capital to average  assets                                      10.05%         11.00%              10.05%         11.00%
    Tier I capital to risk weighted assets                                 13.47%         12.97%              13.47%         12.97%
    Total capital to risk weighted assets                                  15.21%         15.73%              15.21%         15.73%

Other data (2):
    Non-performing loans                                                 $ 3,741        $ 2,702             $ 3,741        $ 2,702
    Foreclosed real estate                                               $ 1,500        $   -               $ 1,500        $   -
    Non-performing assets                                                $ 5,241        $ 2,702             $ 5,241        $ 2,702
    Efficiency ratio  (3)                                                 115.16%         56.31%              72.23%         62.18%
    Book value per share                                                 $ 19.66        $ 21.68             $ 19.66        $ 21.68


    (1) Ratios are annualized for the three and twelve months ended December 31, 2002 and 2001
    (2)  End of period ratios and balances
    (3) Efficiency ratio for 2002 equals operating expenses less severance payments divided by net interest income plus noninterest income less gain on sale of securities plus loss on sale of loans.